UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 6, 2006
(Date of earliest event reported)

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-52014	77-0451738
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

408 E. Plumeria Drive, San Jose, California 95134
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 435-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2006, Techwell, Inc. (the “Company”) entered into a lease agreement for its headquarter facilities with FSP Montague Business Center Corp. to rent approximately 27,908 square feet of office space located 408 East Plumeria Drive, San Jose, California.  The office space covered by the lease agreement is the same office space currently occupied by the Company under its current sublease agreement, which terminates on December 31, 2006.

The term of the new lease agreement commences on January 1, 2007 and ends on December 31, 2011.  The base rent is $22,745.02 per month with an annual increase of four percent over the base rent in effect for the immediately preceding year.  The Company is also responsible for a certain percentage share of the operating expenses, tax expenses, common area utility costs and utility expenses of the building complex in which the office space is located.  The new lease agreement also provides a tenant improvement allowance of $223,264 to be used by the Company for tenant improvements.  The Company has the option to renew the lease for two additional terms of three years each at the greater of the then prevailing fair market rental rate or the monthly base rent in effect immediately prior to the renewed term.

The foregoing is a summary description of the terms and conditions of the lease agreement and by its nature is incomplete.  It is qualified in its entirety by reference to the lease agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Lease Agreement dated November 6, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2006

TECHWELL, INC.

By:	/s/ Mark Voll
Mark Voll
Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement dated November 6, 2006